EXECUTION COPY

SECURED CONVERTIBLE PREFERRED NOTE

NEITHER THIS PROMISSORY NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS PROMISSORY NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR ANY STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS PROMISSORY NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN (OR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS PROMISSORY NOTE) MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY HAS RECEIVED EVIDENCE OF SUCH EXEMPTION IN THE FORM OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY.

Gold Torrent, Inc.

Secured Convertible Preferred Note

Issuance Date: February 9, 2017	Principal: U.S. $2,000,000

FOR VALUE RECEIVED, GOLD TORRENT, INC., a Nevada corporation (the “Company”), hereby promises to pay to CRH MEZZANINE PTE. LTD., a Singapore private limited company, or its designee (the “Holder”) the amount of Two Million Dollars and no cents (US$2,000,000)(as such amount may be increased or reduced from time to time pursuant to the terms hereof, whether through the payment of PIK Interest (as defined below) or through redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay Interest (as defined below) on the outstanding Principal at the rates, in the manner and at the times set forth herein. This Secured Convertible Preferred Note (including all Secured Convertible Preferred Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Secured Convertible Preferred Notes issued pursuant to the Securities Purchase Agreement (as defined below)(collectively, the “Notes”). Certain capitalized terms used herein are defined in Section 26. Capitalized terms used herein but not defined shall have the meaning given to such terms in the Securities Purchase Agreement.

(1) PAYMENTS OF PRINCIPAL. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder in cash an amount equal to the outstanding Principal (if any) and accrued and unpaid Interest thereon. The “Maturity Date” shall be February 9, 2019.

(2) INTEREST. Simple interest (“Interest”) shall accrue on the outstanding Principal at the Interest Rate from and including the date set forth above opposite the caption “Issuance Date” (the “Issuance Date”) until the Principal is paid in full, shall be computed on a monthly basis and, subject to the right of the Holder to include accrued and unpaid Interest in the Conversion Amount (as defined below) in accordance with Section 3(b)(i) below, shall be payable in arrears for each Interest Period no later than the date that is five (5) Business Days after the last day of the applicable Interest Period (each, an “Interest Payment Date”).

(a) Payment of Interest. Interest shall be payable on each Interest Payment Date to the record holder of this Note as of the last day of the applicable Interest Period, subject to Section 2(b), (i) in cash (“Cash Interest”) or (ii) prior to the Mandatory Conversion Eligibility Date, (as defined below) the Company shall instead pay such Interest through the addition of the amount of such Interest to the then outstanding Principal (any Interest paid in such manner, “PIK Interest”), provided that the there is no Event of Default (as defined below).

(b) PIK Interest Payments. Notwithstanding the foregoing, Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes under this Note, and shall not be considered overdue. The Company shall pay any and all taxes that may be payable by the Holder with respect to PIK Interest; provided that the Company shall not be required to pay any tax that may be payable in respect of PIK Interest to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such PIK Interest. Notwithstanding the foregoing, unless the Holder otherwise agree in writing, the Company shall not be entitled to pay PIK Interest and shall instead, subject to Section 2(a)(ii), be required to pay all accrued and unpaid Interest in the form of Cash Interest on the applicable Interest Payment Date if, on the applicable Interest Payment Date there is an Event of Default.

(c) Maximum Rate. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to this Note, together with all fees, charges and other amounts that are treated as interest on this Note under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Holder in accordance with applicable law, the rate of interest payable in respect hereof, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. The Holder shall be entitled to convert any portion of the outstanding Principal and accrued and unpaid Interest thereon, in multiples of $1,000 (or, if less, any remaining Principal and accrued and unpaid Interest thereon), into fully paid and non-assessable shares of Common Stock in accordance with Section 3. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would otherwise result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable by the Company with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Common Stock to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Common Stock issued upon conversion.

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(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (i) such Conversion Amount by (ii) the Conversion Price (as defined below) (the “Conversion Rate”).

A.	“Conversion Amount” means the sum of (1) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and (2) accrued and unpaid Interest, including any PIK Interest, with respect to such portion of the Principal.

B.	“Conversion Price” means, subject to adjustment as provided herein and Section 8 of this Note, the conversion price per share calculated as follows:

X = $2,000,000

        (A/B) - A

Where:

X =	Conversion Price

A =	Number of issued and outstanding shares of Common Stock on a fully-diluted basis on the Conversion Date (as defined below).*

B =	0.85

*	Fully diluted for the purposes of this calculation means the number of issued and outstanding shares of Common Stock, including any shares issuable in connection with a financing, restructuring, acquisition, going public or other transaction plus any shares of Common Stock issuable upon exercise or conversion of any Common Stock Equivalents, ratchet, true up or similar rights or obligations of the Company without payment of additional consideration by the holder thereof.

(c) Mechanics of Conversion.

(i)	Optional Conversion. The Holder, at its sole option, shall be entitled at any time to convert any portion of the outstanding Principal and accrued and unpaid Interest thereon, in multiples of $1,000 (or, if less, any remaining Principal and accrued and unpaid Interest thereon), into fully paid and non-assessable shares of Common Stock. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall: (1) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Eastern Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (2) if required by Section 3(c)(iv), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the portion of the Conversion Amount constituting principal, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 16(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date to the extent permitted by applicable law.

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(ii)	Mandatory Conversion. If at any time from and after (A) the Company completes an equity raise of at least US$5,000,000 (which shall include the conversion of the Notes under this Section 3(c)(ii) for the purposes of the calculation) and (B) the earlier of: (the “Mandatory Conversion Eligibility Date”) of: (1) the date the Company completes a Canadian Going Public Transaction or (2) the date on which the Streaming Transaction is fully funded under the terms of the Streaming Agreement, and subject to the Equity Conditions having been satisfied (or waived in writing by the Holder), during the period commencing on the Mandatory Conversion Eligibility Date through the applicable Mandatory Conversion Date (as defined below), the Company shall have the right to require the Holder to convert all, but not less than all, of the Conversion Amount then remaining under this Note as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and non-assessable shares of Common Stock in accordance with this Section 3(c)(ii) at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 3(c)(ii), by delivering to Holder, not less than five (5) or more than ten (10) Company Trading Days prior to the Mandatory Conversion Date, a written notice thereof by facsimile and overnight courier to the Holder of the Note and the Transfer Agent (the “Mandatory Conversion Notice” and the date the Holder received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Company Trading Day selected for the Mandatory Conversion in accordance with Section 3(c)(iii), which Company Trading Day shall be at least five (5) Company Trading Days but not more than ten (10) Company Trading Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the Conversion Amount of the Note subject to mandatory conversion from the Holder of the Note pursuant to this Section 3(c)(ii) and (iii) the number of shares of Common Stock to be issued to the Holder on the Mandatory Conversion Date.

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(iii)	Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five (5) Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages in cash to the Holder for each date of such Conversion Failure in an amount equal to 1.25% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(iii) or otherwise. At the Holder’s option in lieu of the foregoing, if within three (3) Company Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Common Stock Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request (which shall include written evidence of a Common Stock Buy-In) and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Common Stock Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Common Stock Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

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(iv)	Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal represented by this Note is being converted, together with all accrued and unpaid Interest thereon, or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the portion of Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(4) Holder’s conversion Limitations. The Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to Section 3 or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Conversion Notice or Mandatory Conversion Notice, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder and its Affiliates shall include the number of Common Shares issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (i) convert of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 4 applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice or Mandatory Conversion Notice shall be deemed to be the Holder’s determination of whether this Note is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4, in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of the Common Shares outstanding immediately after giving effect to the issuance of Common Shares issuable upon conversion of this Note. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of the Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon conversion of this Note held by the Holder and the provisions of this Section 4 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

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(5) EVENTS OF DEFAULT; RIGHTS UPON EVENT OF DEFAULT.

(a) Events of Default. Each of the following events (so long as it is continuing) shall constitute an “Event of Default”:

(i)	the Company’s (A) failure to cure a Conversion Failure with respect to any of the Notes by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered for conversion in compliance with the provisions of the Notes and applicable securities laws;

(ii)	the Company’s failure to pay to the Holder any amount of Principal, premium (if any), Interest, or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments hereunder), any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, provided, that in the case of a failure to pay Interest when and as due, such failure shall constitute an Event of Default only if such failure continues for a period of at least five (5) Business Days;

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(iii)	any event of default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement) (other than the Notes) in an aggregate principal amount in excess of $250,000;

(iv)	the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement) pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(v)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vi)	a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holder with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment or such later date as provided by the terms of such insurance policy;

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(vii)	any representation or warranty made by the Company in any Transaction Document shall prove to be materially false or misleading as of the date made or deemed made;

(viii)	the Company shall breach any covenant or other term or condition of any Transaction Document and, in the case of a breach of a covenant or term or condition which is curable, such breach continues for a period of at least ten (10) consecutive Business Days;

(ix)	any material provision of any Transaction Document ceases to be of full force and effect other than by its terms, or the Company contests in writing (or supports any other Person in contesting) the validity or enforceability of any provision of any Transaction Document;

(x)	the Security Agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien, with the priority required by the Security Agreement, on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens; or

(xi)	any breach of the Streaming Agreement by JV Co or the Company.

(b) Redemption Right. Upon (i) the occurrence and during the continuance of an Event of Default or (ii) a Streaming Transaction Condition Failure on or before January 9, 2018, the Holder may take either or both of the following actions: (A) declare all or any part of the outstanding Principal, accrued and unpaid Interest and any other amounts outstanding under this Note (the aggregate of such amounts, the “Outstanding Note Obligations”) to be immediately due and payable, in each case together with the Event of Default Premium; provided, however, that if an Event of Default shall occur under either clause (iv) or clause (v) of Section 5(a), the outstanding Principal, accrued and unpaid Interest and any other amounts outstanding under the Notes shall automatically become immediately due and payable, and (B) exercise of all rights and remedies available to it under the Security Agreement, the other Transaction Documents and applicable law. Notwithstanding the foregoing, to the extent that the Holder declares the Notes to be immediately due and payable (or the Notes become due and payable following an Event of Default under clauses (iv) or (v) of Section 5(a)) and the (x) the sum of the Outstanding Note Obligations plus the Event of Default Premium (if any) (the sum of such amounts, the “Event of Default Redemption Price”) is less than (y) the product of (1) the Conversion Rate that would have been applicable to the Outstanding Note Obligations if the Holder’s Note had been submitted for conversion into shares of Common Stock on the date immediately preceding such Event of Default and (2) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the product of such amounts, the “Alternative Event of Default Redemption Price”), the Company shall pay to the Holder in cash, in lieu of the Event of Default Redemption Price, the Alternative Event of Default Redemption Price. The Company shall pay the Event of Default Redemption Price or the Alternative Event of Default Redemption Price, as applicable, to the Holder within five (5) Business Days after the date that the Outstanding Note Obligations are declared due and payable, and upon full payment, the Notes shall be extinguished.

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(6) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder (such approval not to be unreasonably withheld or delayed) prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Note and having similar ranking to this Note, and satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed) and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of this Note prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section 6(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Holder Redemption Right. No later than ten (10) days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note in cash by delivering written notice thereof (“Holder Change of Control Redemption Notice”) to the Company, which Holder Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 6 shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 110% of the Conversion Amount being redeemed (the “Holder Change of Control Redemption Price”). Redemptions required by this Section 6(b) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to common stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 6(b), until the Holder Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 6(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

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(7) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS. Subject to Section 6(a) hereof, in addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(8) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Shares covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case “Distributed Property”), then, unless taken into account pursuant to Section 8(b) below, upon any conversion of this Note that occurs after such record date, the Holder shall be entitled to receive, in addition to the shares of Common Stock otherwise issuable upon such conversion, the Distributed Property that the Holder would have been entitled to receive in respect of such number of shares of Common Stock immediately prior to such record date.

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(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Adjustment of Conversion Price upon Lower Price Issuance. If the Company at any time on or after the Issuance Date issues or agrees to issue additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (or modify any of the foregoing which may be outstanding) to any Person or entity at an effective price per share or conversion or exercise price per share that is less than the Conversion Price in effect at such time, then the Conversion Price shall automatically be reduced to such other lower price. For purposes of the issuance and adjustment described in this section the issuance of any security of the Corporation carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the adjustments described above upon the sooner of the agreement to issue or actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance.

(9) COLLATERAL. The indebtedness evidenced by this Note is secured by the Security Agreement by and between the Company, certain other grantors party thereto, and the Holder, which creates legal and valid encumbrances on an assignment of all of the Collateral (as defined in the Security Agreement). The Holder shall have such rights with respect to the Collateral as set forth in the Security Agreement.

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

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(11) RESERVATION OF AUTHORIZED SHARES. The Company shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 100% of the number of shares of Common Stock as shall be necessary to effect the conversion of all of the Notes then outstanding as of the Issuance Date at the Conversion Price and any other shares issuable under the Transaction Documents (the “Required Reserve Amount”). So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Initial Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that the Holder shall sell or otherwise transfer any of such Holder’s Notes, each transferee shall be allocated a pro rata portion of the Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(12) HOLDER REDEMPTIONS. If the Holder has submitted a Holder Change of Control Redemption Notice in accordance with Section 6(b), the Company shall deliver the Holder Change of Control Redemption Price to the Holder, concurrently with the consummation of such Change of Control if such notice is received by the Company at least five (5) Business Days prior to the consummation of such Change of Control and within seven (7) Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than the entire Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder (after such original Note has been delivered to the Company) a new Note (in accordance with Section 16(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Holder Change of Control Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Holder Change of Control Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the Holder Change of Control Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the Holder Change of Control Redemption Notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 16(d)) to the Holder representing such Conversion Amount.

(13) RIGHTS. Except as otherwise provided for herein, the Holder shall have no rights as a stockholder of the Company as a result of being a holder of this Note, except as required by law, including, but not limited to, the Nevada Corporations Act, and as expressly provided in this Note.

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(14) COVENANTS.

(a) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or Guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note, and (ii) Permitted Indebtedness, as defined herein.

(b) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively “Liens”) other than Permitted Liens, as defined herein.

(c) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness described in clause (A) of the definition of “Permitted Indebtedness”, whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(15) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The written consent of the Holder shall be required for any amendment or waiver to this Note or to the Security Agreement (including, to release all or substantially all of the Collateral, in any transaction or series of related transactions); provided that no such amendment or waiver shall:

(a) postpone (i) the Maturity Date or (ii) any Interest Payment Date, in each case without the consent of the Holder (it being understood that the Holder may waive any increase in the Interest Rate that would otherwise take effect during the continuance of an Event of Default);

(b) reduce the Principal of, or the Interest Rate or any premiums specified herein on, the Note, or any other amounts payable hereunder or under any other instrument or agreement with the Holder, without the consent of the Holder; only the consent of the Holder shall be necessary to alter the amount by which the Interest Rate may be increased during the continuance of an Event of Default or to waive any of the obligation of the Company to pay such increased rate during the continuance of an Event of Default); or

(c) change any provision of this Section 15, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder, without the consent of the Holder, to the extent adversely affected thereby; and

(d) provided further that no amendment, waiver or consent shall, unless in writing and signed by the Holder of Notes required above, affect the rights or duties of the Holder under this Note or any other Transaction Document.

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(16) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 16(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 16(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company, in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 16(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 16(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 16(a) or Section 16(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note from the Issuance Date.

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(17) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.

(a) The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and, nothing herein shall limit the Holder’s right to pursue monetary damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(b) The right of the Holder to receive payment of Principal, premium, if any, and Interest on the Note, on or after the respective due dates set forth herein (including in connection with a Change of Control), or convert any portion of the Note into shares of Common Stock on the terms and conditions set forth herein, or to bring suit for the enforcement of any such right to payment or conversion, shall not be impaired or affected without the consent of the Holder.

(18) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

(19) Registered Obligation. The Company shall establish and maintain a record of ownership (the “Register”) in which it will register by book entry the interest of the initial Holder and of each subsequent assignee in this Note, and in the right to receive any payments of principal and interest or any other payments hereunder, and any assignment of any such interest. Notwithstanding anything herein to the contrary, this Note is intended to be treated as a registered obligation for federal income tax purposes and the right, title, and interest of the Holder and its assignees in and to payments under this Note shall be transferable only upon notation of such transfer in the Register. This Section 19 shall be construed so that the Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code (the “Code”) and any related regulations (or any successor provisions of the Code or such regulations).

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(20) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder of this Note in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof of the exercise of any other power or right. No notice to the Company in any case shall entitle the Company to any notice in similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(21) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or the Holder Change of Control Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Redemption Price or the Conversion Rate, as applicable, within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company and the Holder shall, within one (1) Business Day thereafter submit via facsimile the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside investment bank or accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. To the extent of a good faith dispute by the Company, any related penalty payments due hereunder shall not be made unless and until such dispute is resolved against the Company.

(22) NOTICES; PAYMENTS.

(a) Notices. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) within one (1) Business Day upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

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All communications under this Note shall be in writing and shall be delivered by hand, email or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i)	if to the Company:

Gold Torrent, Inc.
960 Broadway, Suite 530
Boise, ID 83706
Attn: Daniel Kunz, CEO

with a copy (which shall not constitute notice), to:

Kane Kessler P.C.
666 Third Avenue
New York, NY 10017-4041
Attn: Peter Campitiello
Email: pcampitiello@kanekessler.com

(ii)	if to the Holder

CRH MEZZANINE PTE. LTD.
10 Changi Business Park Central 2
#05-01 HansaPoint
Singapore 486030
Attn: Andrew Wehrley
Email: andrew.wehrley@cartesianroyalty.com

with a copy (which shall not constitute notice)

Cartesian Capital Group, LLC
505 Fifth Avenue, 15th Floor
New York, NY 10017
Attn: Peter Yu
Email: peter.yu@cartesiangroup.com

with a copy (which shall not constitute notice), to:

Dorsey & Whitney LLP
1400 Wewatta Street
Suite 400
Denver, CO 80202
Attn: Kenneth G. Sam
Email: sam.kenneth@dorsey.com

Any notice so addressed shall be deemed to be given: if delivered by hand, email or facsimile or other electronic transmission, on the date of such delivery if a Business Day and delivered during regular business hours, otherwise the first (1st ) Business Day thereafter; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third (3rd) Business Day after the date of such mailing.

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(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(c) Withholding Taxes. All payments made by the Company hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes imposed on the Holder). If any such withholding is so required, the Company agrees to pay by way of a tax gross-up, fifty percent (50%) the total amount of the withholding tax payable by the Holder (the “Tax Gross-Up”). The Company shall pay the Tax Gross-Up to the appropriate authority before penalties attach thereto or interest accrues thereon and pay to the recipient such additional amount as may be necessary to ensure that the net amount actually received by the recipient free and clear of such taxes (including taxes on such additional amount) is equal to the amount that the recipient would have received had such withholding not been made. If the recipient is required to pay any such taxes, penalties or interest, the Company shall reimburse the recipient for that payment on demand. If the Company pays any Tax Gross-Up or any other taxes, penalties or interest in accordance with this Section 22(c), it shall deliver official tax receipts or other evidence of payment to the recipient on whose account such withholding was made on or before the thirtieth day after payment. The Holder agrees to provide, promptly following the Company’s request therefore, such forms or certifications as it is legally able to provide to establish an exemption from, or a reduction in, any withholding taxes that might otherwise apply.

(23) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(24) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(25) GOVERNING LAW; WAIVER OF JURY TRIAL. THIS NOTE IS TO BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW. AT THE OPTION OF THE HOLDER, THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK; AND THE COMPANY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF THE COMPANY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, THE HOLDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

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THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(26) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided that no Holder shall be deemed an Affiliate of the Company or its Subsidiaries for purposes of this Agreement; provided further that neither portfolio companies (as such term is commonly used in the private equity industry) of a Holder nor limited partners, non-managing members or other similar direct or indirect investors in an Investor shall be deemed to be Affiliates of such Investor. The term “Affiliated” has a correlative meaning.

(b) “Articles of Incorporation” means the Company’s Articles of Incorporation filed with the Nevada Secretary of State, and as may be amended from time to time.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Bylaws” means the Company’s bylaws, an as may be amended, from time to time.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(f) “Canadian Exchange” means the Toronto Stock Exchange or the TSX Venture Exchange.

(g) “Canadian Going Public Transaction” means the completion by the Company of each of the items listed under either (i) or (ii) below:

(i)	an initial public offering by the Company of its Common Stock with a concurrent listing on a Canadian Exchange (“Canadian Public Offering”); or

(ii)	obtaining a listing of the Common Stock on a Canadian Exchange whether by means of a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all assets, exchange of assets or similar transaction or other combination with a public corporation.

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(h) “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) a Fundamental Transaction with the Holder, any Affiliate or any Person otherwise related to or associated with the Holder, or (C) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(i) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security, as reported by Bloomberg (whether or not such security is trading on an Eligible Market at such time), or, if the market on which the security is trading begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the market on which the security is trading is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 21. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(j) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(k) “Collateral” has the meaning given to such term in the Security Agreement.

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(l) “Common Stock” means the shares of the Company’s common stock, $0.001 par value.

(m) “Common Stock Equivalents” means any Convertible Securities, ratchet rights, true up rights or similar rights or obligations of the Company, which are directly or indirectly convertible into or exercisable or exchangeable for Common Stock without payment of additional consideration.

(n) “Company Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Company Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

(o) “Contractual Obligation” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(p) “Convertible Securities” means with respect to any issuer, any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for such issuer’s common stock.

(q) “Distribution” means (i) any payment or distribution made by the Company on account of the Note, whether in the form of cash, securities or other property, by setoff or otherwise, or (ii) any redemption, purchase or other acquisition by the Company of all or a portion of the Note, in each of cases (i) and (ii), other than a payment, distribution, redemption, purchase or other acquisition (x) made through the conversion or exchange of all or a portion of the Note into or for (I) equity securities of the Company (including pursuant to the terms hereof) or (II) debt securities of the Company or (y) made through the accrual and addition to principal of capitalized interest in the amounts and at the times specified in this Note.

(r) “Eligible Market” means a national security exchange that has registered with the SEC under Section 6 of the Exchange Act or a Canadian Exchange.

(s) “Equity Conditions” means each of the following conditions: (i) during the period beginning fifteen (15) Company Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Company shall have delivered Conversion Shares upon conversion of the Notes on a timely basis as set forth in Section 3(c)(i) hereof; (ii) on each day during the Equity Conditions Measuring Period, any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the applicable Eligible Market, if applicable; (iii) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (iv) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default; (v) during the period commencing on the Interest Election Date or the Mandatory Conversion Notice Date, as applicable, and ending on the Interest Payment Date or the Mandatory Conversion Date, as applicable, an event that with the passage of time or giving of notice would constitute an Event of Default; (vi) during the Equity Conditions Measuring Period, the Company shall have no knowledge of any fact that would cause any shares of Common Stock issuable upon conversion of the Notes not to be eligible for resale without restriction pursuant to Rule 144 and any applicable state securities laws; (vii) during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document to the extent that such breach would have a Material Adverse Effect (as defined in the Securities Purchase Agreement);; (viii) prior to the Mandatory Conversion Eligibility Date the Company shall have timely filed each of its required reports under the Exchange Act; and (x) prior to the Mandatory Conversion Eligibility Date any shares required for the Mandatory Conversion have been duly authorized and shall be upon issuance fully-paid and validly issued.

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(t) “Event of Default Premium” means 10% of the Outstanding Note Obligations.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock. Notwithstanding anything to the contrary set forth herein, a Fundamental Transaction shall not include any of the following (i)any transaction with the Holder, any Affiliate of the Holder, or any Person otherwise related to or associated with the Holder; (ii) any transaction or series of related transactions pursuant to which a Canadian Going Public Transaction may be completed; or (iii) any transaction effected pursuant to any Transaction Document.

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(w) “GAAP” means United States generally acceptable accounting principles.

(x) “Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other Liabilities of such partnership or venture.

(y) “Indebtedness” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

(z) “Interest Period” means, initially, the period beginning on and including the Issuance Date and ending on and including February 28, 2017 and each successive month for each year until the Maturity Date.

(aa) “Interest Rate” means ten percent (10.0%) per annum; provided that upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to fifteen percent (15.0%) per annum. In the event that such Event of Default is subsequently cured or waived, the Interest Rate shall be reduced to ten percent (10.0%) per annum as of the date of such cure or waiver, it being understood, however, that unless the Holder otherwise agree in writing, such reduction shall not apply retroactively to the period when such Event of Default was continuing.

(bb) “Investor Rights Agreement” means the Investors Rights Agreement by and among the Company, the Holder, and CRH FUNDING II PTE. LTD., a Singapore private limited company, (the “Stream Investor”) dated February 9, 2017.

(cc) “Issuance Date” has the meaning set forth in Section 2 hereof.

(dd) “JV Co” means Alaska Gold Torrent, LLC, an Alaska limited liability company;

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(ee) “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

(ff) “Options” means with respect to any issuer, any rights, warrants or options to subscribe for or purchase such issuer’s common stock or such issuer’s Convertible Securities.

(gg) “Outstanding Note Obligations” shall have the meaning given to such term in Section 5(b).

(hh) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(ii) “Permitted Indebtedness” means (A) Indebtedness secured by Permitted Liens, (B) Indebtedness to trade creditors or for professional services incurred in the ordinary course of business, (C) Indebtedness outstanding as of the date hereof, and (D) extensions, refinancings and renewals of any items of Permitted Indebtedness described in clauses (A) through (C) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

(jj) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company’s obligations under the Notes, (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 5(a)(vi).

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(kk) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ll) “Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

(mm) “Project” has the meaning set forth in the Streaming Agreement.

(nn) “Redemption Price” means any of an Event of Default Redemption Price, Alternative Event of Default Redemption Price or Holder Change of Control Redemption Price.

(oo) “SEC” means the United States Securities and Exchange Commission.

(pp) “Security Agreement” means that certain Security and Pledge Agreement by and among the Company, the Holder, and the Stream Investor dated February 9, 2017 entered into pursuant to the Securities Purchase Agreement.

(qq) “Securities Purchase Agreement” means that certain Convertible Preferred Note and Investment Agreement by and among the Company, the Holder, and the Stream Investor dated February 9, 2017 pursuant to which the Company issued the Notes and Warrants.

(rr) “Streaming Agreement” means that certain Gold and Silver Prepayment Agreement by and among the JV Co, the Company, Miranda U.S.A. Corp., and the Stream Investor dated February 9, 2017 pursuant to which Stream Investor agreed to advance up to US$11,250,000 to fund development of the Project.

(ss) “Streaming Transaction” means the transactions contemplated under the Streaming Agreement.

(tt) “Streaming Transaction Condition Failure” means that the Streaming Transaction is not fully funded due to the Company’s or JV Co’s failure to meet all conditions precedent in the Streaming Agreement.

(uu) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

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(vv) “Transaction Documents” has the meaning ascribed to such term in the Securities Purchase Agreement.

(ww) “Transfer Agent” means Island Capital Management, LLC dba Island Stock Transfer.

(xx) “Tax Gross-Up” has the meaning ascribed to such term in Section 22(c).

(yy) “Warrants” shall mean those warrants, exercisable until February 9, 2020 to acquire shares of Common Stock of the Company at US$0.50 per share, subject to adjustment, issued to the Holder or its designees under the terms the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(27) Indemnity. Company agrees to indemnify, pay, defend, and hold Holder, its officers, directors, members, partners, shareholders, employees, agents, successors and assigns, including any subsequent holder of the Note, (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, causes of action, suits, claims, tax liabilities, broker’s or finders’ fees (to the extent claiming through Company or any affiliate thereof), costs, expenses, and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative, or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner arising out of or relating to the Note (including enforcement thereof), except for any such liabilities, obligations, losses, claims, etc. arising from the gross negligence, willful misconduct or fraud of Holder.

(28) Successors and Assigns. This Note shall (a) be binding upon the Company and its successors and assigns, and (b) inure, together with the rights and remedies of the Holder hereunder, to the benefit of, and be enforceable by, the Holder and its successors, heirs, transferees and assigns. Notwithstanding anything to the contrary, (a) the Company may not assign its rights or delegate its obligations hereunder without the prior written consent of the Holder and (b) the Holder may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its rights or obligations under this Note to any Person or entity.

(29) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

GOLD TORRENT, INC.

By:
Name:
Title:

28

EXHIBIT I

GOLD TORRENT, INC.
CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS NOTE INTO COMMON STOCK

Reference is made to the Secured Convertible Preferred Note (the “Note”) issued to the undersigned by Gold Torrent, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company as of the date specified below. The undersigned hereby makes the representations and warranties set forth in Section 3 of the Convertible Note Purchase and Investment Agreement.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Island Capital Management, LLC dba Island Stock Transfer (“Island Stock Transfer”) to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ________ ___, 20__ from the Company and acknowledged and agreed to by Island Stock Transfer.

GOLD TORRENT, INC.

By:
Name:
Title: